EXHIBIT 12




July 17, 2000




AARP Small Company Stock Fund
Two International Place
Boston, Massachusetts 02110-4103

Scudder Micro Cap Fund
Two International Place
Boston, Massachusetts 02110-4103


Ladies and Gentlemen:

You have asked us for our opinion concerning certain federal income tax consequences to (a) Scudder Securities Trust, a Massachusetts business trust (the "Acquired Trust"), on behalf of Scudder Micro Cap Fund (the "Acquired Fund"), a separate series of the Acquired Trust, (b) AARP Growth Trust, a Massachusetts business trust (the "Acquiring Trust"), on behalf of AARP Small Company Stock Fund (the "Acquiring Fund"), a separate series of the Acquiring Trust, and (c) holders of shares of beneficial interest in the Acquired Fund ("Acquired Fund Shareholders") when Acquired Fund Shareholders receive voting shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") in exchange for their interests in the Acquired Fund pursuant to an acquisition by the Acquiring Fund of all or substantially all of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the "Reorganization"), all pursuant to that certain Agreement and Plan of Reorganization (the "Plan"), dated July 17, 2000 (the "Effective Date"), between and among the Acquired Fund, the Acquiring Fund, the Acquired Trust and the Acquiring Trust. Also on July 17, 2000, but subject to the approval of shareholders of Acquiring Fund, the Acquiring Fund will become a series of Investment Trust, a Massachusetts business trust, in a transaction that will constitute a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code").

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

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We have made inquiry as to the underlying facts which we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquired Fund and the Acquiring Fund set forth in the Registration Statement on Form N-14 (the "Acquiring Fund Registration Statement") filed by the Acquiring Fund with the Securities and Exchange Commission and representations made in letters from the Acquired Fund and the Acquiring Fund addressed to us for our use in rendering this opinion. We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate. Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Registration Statement.

The conclusions expressed herein are based upon the Code, Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for federal income tax purposes:

         (a) the transfer of all or substantially all of the Acquired Fund's assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund, and the distribution of such Acquiring Fund Shares to shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund are each a "party to a reorganization" within the meaning of
                  Section 368(b) of the Code;

         (b) no gain or loss will be recognized by the Acquiring Fund on the receipt of the assets of the Acquired Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund;

         (c) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund's assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund's Shareholders in exchange for their shares of the Acquired Fund;

         (d) no gain or loss will be recognized by shareholders of the Acquired Fund upon the exchange of their shares of the Acquired Fund for the Acquiring Fund Shares or upon the assumption by the Acquiring Fund of liabilities of the Acquired Fund;

         (e) the aggregate tax basis for the Acquiring Fund Shares received by each of the Acquired Fund's shareholders pursuant to the Acquisition will be the same as the aggregate tax basis of the shares of the Acquired Fund held by such shareholder immediately prior to the Acquisition, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the shares of the Acquired Fund exchanged therefor were held by such shareholder (provided that the Acquired Fund shares were held as capital assets on the date of the Acquisition); and


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         (f)      the tax basis of the Acquired Fund's assets acquired by the
                  Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Acquisition, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

Very truly yours,


/s/ Willkie Farr & Gallagher